Exhibit 99.1
News Release

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services Reports Second Quarter 2008 Results

BATON ROUGE, Louisiana — (Aug. 7, 2008) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the second quarter ended June 30, 2008.

SECOND QUARTER 2008 SUMMARY

•	Revenues increased 21.2% to $282.6 million versus $233.1 million a year ago, with the Company’s recent Mid-Atlantic acquisition contributing $40.6 million of the $49.5 million increase.

•	EBITDA increased 12.2% to $64.6 million compared to $57.6 million of EBITDA a year ago, with the Mid-Atlantic region contributing $4.6 million of the $7.0 million increase.

•	Income from operations increased 6.0% to $34.9 million compared to $32.9 million a year ago, with the Mid-Atlantic region contributing $2.1 million of income from operations. Depreciation and amortization expense increased $5.2 million.

•	Net income increased to $16.1 million, or $0.45 per diluted share, compared to $15.2 million, or $0.40 per diluted share. The effective income tax rate was 37.0% versus 37.6% a year ago.

“We are pleased with our performance during the second quarter given the increasing macro economic challenges and the trickle down effects on the non-residential construction markets,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Despite very uncertain economic conditions, we achieved solid growth in revenues, EBITDA and net income. Our results this quarter clearly reflect the strength of our integrated business model and strong presence in geographic regions that give us tremendous exposure to the high growth oil and gas, petrochemical, energy and mining sectors.”

“With a continuing credit crisis and skyrocketing construction costs, we believe the non-residential construction markets may be negatively impacted during the second half of this year,” added Engquist. “We are taking the necessary steps now to ensure that we continue to deliver solid results. These steps include a measured reduction in our fleet to adjust to current demands and further cost reductions. We intend to use excess cash for general business purposes, which may include the repayment of debt and/or the repurchase of shares.”

“Florida, Southern California and the Mid-Atlantic regions continue to be our most challenging markets,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “However, we are beginning to realize improved financial performance in these markets from our past and continuing efforts to adjust to current market conditions. While we expect near-term economic conditions to continue to be challenging, we remain committed to generating solid cash-on-cash returns and free cash flow.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2008

Revenue
Total revenues grew 21.2% to $282.6 million from $233.1 million in the second quarter of 2007. Second quarter revenues included $40.6 million from the Mid-Atlantic region. Equipment rental revenues increased 8.1% to $75.2 million compared with $69.6 million in the second quarter of 2007 in which we had a larger fleet. Second quarter 2008 equipment rental revenues included $3.8 million of rental revenues from the Mid-Atlantic region. New equipment sales increased 27.4% to $100.0 million from $78.5 million due to new equipment sales of $20.4 million from the Mid-Atlantic region and continued strength of the crane markets. The strength in new cranes sales were partially offset by a decline in aerials and earthmoving sales. Used equipment sales increased 36.0% to $47.2 million compared to $34.7 million due primarily to $9.5 million of used equipment sales in the Mid-Atlantic region. Parts sales grew 22.1 % to $29.2 million from $23.9 million in the second quarter of 2007. Service revenues increased 17.4% to $17.7 million compared with $15.1 million in the second quarter of 2007. Product support revenue increased due to parts and service sales of $6.0 million in the Mid-Atlantic region and increased demand.

Gross Profit
Gross profit increased 13.2% to $80.6 million from $71.2 million in the second quarter of 2007. Gross margin was 28.5% for the quarter ended June 30, 2008 as compared to 30.5% for the quarter ended June 30, 2007. The reduced gross margin percentage in the current quarter is primarily due to the impact of a 15.9% gross margin on $40.6 million of revenues from the Mid-Atlantic operations. This lower gross margin is largely due to business mix, a continued challenging Mid-Atlantic market, and a lower margin rental segment in the Mid-Atlantic market due to fleet mix, utilization and rates. The gross profit contribution from the Mid-Atlantic region negatively impacted the Company’s consolidated gross margin by 210 basis points.

On a segment basis, gross margin on rentals decreased to 49.3% from 50.9% in the second quarter of 2007 due to increased depreciation costs as a result of a larger and younger fleet, declines in rental rates and softness in the markets noted above. On average and excluding rates in the Mid-Atlantic region, rental rates declined 2.9% as compared to the second quarter of 2007.

Gross margins on new equipment sales were 12.8% as compared to 12.9% in the second quarter. Gross margins on used equipment sales decreased to 22.7% from 24.2% a year ago due to lower margin on fleet sales in the Mid-Atlantic region. Gross margin on parts sales increased to 29.1% from 28.8%. Gross margin on service revenues increased to 64.6% from 62.7% in the second quarter of 2007 due to revenue mix.

Rental Fleet
At the end of the second quarter of 2008, the original acquisition cost of the Company’s rental fleet was $803.3 million, up $125.2 million from $678.1 million at the end of the second quarter of 2007. Dollar utilization was 37.5%, including results from the Mid-Atlantic region, compared to 41.5% for the second quarter of 2007. Dollar utilization for the three months ended June 30, 2008 was 39.1% excluding the Mid-Atlantic region. Dollar returns decreased reflecting lower year-over-year average rental rates and lower time utilization.

Selling, General and Administrative Expenses
SG&A expenses for the second quarter of 2008 were $45.9 million compared with $38.4 million last year, a $7.5 million, or 19.5% increase. Second quarter SG&A expenses included $4.5 million from the Mid-Atlantic region. Costs have increased primarily due to labor and benefit costs to support the growth of the Company. SG&A expenses also grew by $0.8 million due to the amortization of intangibles associated with the acquisition in the Mid-Atlantic region. For the second quarter of 2008, SG&A expenses declined as a percentage of total revenues to 16.2% as compared with 16.5% last year.

Income from Operations
Income from operations for the second quarter of 2008 increased 6.0% to $34.9 million compared with $32.9 million a year ago.

Interest Expense
Interest expense for the second quarter of 2008 increased $0.6 million to $9.5 million from $8.9 million primarily due to an increase in average borrowings on the Company’s senior secured credit facility.

Net Income
Net income increased to $16.1 million, or $0.45 per diluted share, from $15.2 million, or $0.40 per diluted share. The effective income tax rate decreased to 37.0% in the second quarter of 2008 as compared to 37.6% last year.

EBITDA
EBITDA for the second quarter of 2008 increased $7.0 million to $64.6 million from $57.6 million in the second quarter of 2007. EBITDA as a percentage of revenues was 22.9% compared with 24.7% in the second quarter of 2007. The Mid-Atlantic region contributed $4.6 million of EBITDA, or an 11.2% EBITDA margin. Excluding the three month results from the Mid-Atlantic region, EBITDA margins increased to 24.8% for the second quarter of 2008.

2008 OUTLOOK

“We have not benefited from the increase in demand in our rental business that we normally see this time of the year. As a result, our time utilization is running below expected levels. In addition, we continue to see rental rate pressures in our softer markets and the rate pressures are beginning to affect other markets within our footprint. Some manufacturers have announced higher than desired inventory levels and significant workforce reductions. Based on these and other factors, we expect to slow our capital spending and reduce our rental fleet between now and the end of the year. This fleet reduction is a significant change from our original plan. A smaller fleet, lower time utilization and continued rate pressures are the primary drivers of the revision to our 2008 estimates. Accordingly, we are lowering our 2008 outlook,” said Engquist.

•	Revenue – The Company expects 2008 revenue in the range of $1.094 billion to $1.108 billion.

•	EBITDA – The Company expects 2008 EBITDA in the range of $247 million to $255 million.

•	Earnings Per Diluted Share – The Company expects 2008 earnings per diluted share in the range of $1.57 to $1.71 based on an estimated 35.8 million diluted common shares outstanding and an estimated effective income tax rate of approximately 37.5%. The estimated diluted common shares outstanding reflect the impact of repurchases through July 31, 2008.

Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call
The Company’s management will hold a conference call to discuss second quarter results today, August 7, 2008, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1514 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on August 7, 2008, and will continue through August 15, 2008, by dialing 719-457-0820 and entering confirmation code 2994442.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on August 7, 2008, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 64 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release is the information provided under the heading “2008 Outlook.” Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America and, in particular, the conditions in our Mid-Atlantic, Southern California and Florida regions as well as the impact of the current conditions of the capital markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire, including the acquisition of J.W. Burress, Incorporated (which we now refer to as our Mid-Atlantic region); (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Equipment rentals	$75,234	$69,572	$146,445	$132,773
New equipment sales	99,985	78,465	176,338	146,235
Used equipment sales	47,152	34,747	88,563	65,687
Parts sales	29,247	23,951	58,161	47,087
Service revenues	17,730	15,099	34,318	29,722
Other	13,296	11,311	24,585	21,377

Total revenues	282,644	233,145	528,410	442,881
Cost of revenues:
Rental depreciation	26,048	22,321	52,476	43,664
Rental expense	12,130	11,842	23,946	22,629
New equipment sales	87,164	68,378	152,710	127,352
Used equipment sales	36,463	26,354	67,382	48,874
Parts sales	20,740	17,060	41,006	33,329
Service revenues	6,283	5,628	12,424	10,768
Other	13,253	10,352	25,179	19,344

Total cost of revenues	202,081	161,935	375,123	305,960

Gross profit	80,563	71,210	153,287	136,921
Selling, general and administrative expenses	45,857	38,360	92,541	75,515
Gain on sale of property and equipment	157	39	296	347

Income from operations	34,863	32,889	61,042	61,753
Interest expense	(9,531)	(8,887)	(19,698)	(17,590)
Other income, net	265	386	481	523

Income before provision for income taxes	25,597	24,388	41,825	44,686
Provision for income taxes	9,479	9,162	15,498	17,326

Net income	$16,118	$15,226	$26,327	$27,360

EARNINGS PER SHARE
Basic – Earnings per share	$0.45	$0.40	$0.72	$0.72

Basic – Weighted average number of common shares outstanding	35,986	38,095	36,335	38,088

Diluted – Earnings per share	$0.45	$0.40	$0.72	$0.72

Diluted – Weighted average number of common shares outstanding	35,988	38,161	36,339	38,159

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2008	2007
Cash	$8,420	$14,762
Rental equipment, net	578,427	577,628
Total assets	1,011,826	1,012,853
Total debt(1)	366,922	374,951
Total liabilities	729,909	724,775
Stockholders’ equity	281,917	288,078
Total liabilities and stockholders’ equity	$1,011,826	$1,012,853

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligation and notes payable obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$16,118	$15,226	$26,327	$27,360
Interest expense	9,531	8,887	19,698	17,590
Provision for income taxes	9,479	9,162	15,498	17,326
Depreciation	28,765	24,353	58,013	47,610
Amortization of intangibles	754	—	1,468	12

EBITDA	$64,647	$57,628	$121,004	$109,898